Exhibit 99.1

Blue Nile Announces First Quarter 2015 Financial Results

First Quarter Net Sales of $106.5 million
First Quarter Earnings Per Diluted Share Total $0.10

SEATTLE, May 8, 2015 -- Blue Nile, Inc. (Nasdaq: NILE), a leading online retailer of diamonds and fine jewelry, today reported financial results for its first quarter ended April 5, 2015.
Net sales increased 2.6% to $106.5 million for the first quarter ended April 5, 2015 compared to $103.7 million for the first quarter ended March 30, 2014. Operating income for the quarter totaled $1.9 million, representing an operating margin of 1.8% of net sales compared to $1.6 million of operating income and 1.6% of operating margin for the first quarter of 2014. Net income totaled $1.2 million, or $0.10 per diluted share versus $1.1 million, or $0.08 per diluted share for the first quarter of 2014.

Non-GAAP adjusted EBITDA for the quarter totaled $4.0 million compared to $3.6 million for the first quarter of 2014. For the trailing twelve month period ended April 5, 2015, net cash provided by operating activities totaled $10.5 million compared to $24.0 million for the trailing twelve month period ended March 30, 2014. For the trailing twelve month period ended April 5, 2015, non-GAAP free cash flow totaled $6.6 million, as compared to $18.8 million for the trailing twelve month period ended March 30, 2014.

“In the first quarter, we meaningfully expanded profitability while making even greater investments in marketing and pricing as we looked to grow the business. While sales growth was modest, we drove solid performance in an industry that is experiencing overall challenges,” said Harvey Kanter, Blue Nile Chairman, CEO and President. “Looking forward, we will continue to drive our investments in pricing, while also creating more specialized marketing, promoting designer relationships, and executing our Webroom concept, in order to build greater trust and compel consumers to move online.”

Highlights

•	U.S. engagement net sales for the first quarter 2015 increased 2.1% to $61.0 million, compared to $59.7 million for the first quarter of 2014.

•	U.S. non-engagement net sales for the first quarter 2015 decreased 0.3% to $26.0 million, compared to $26.1 million for the first quarter of 2014.

•
International net sales for the first quarter 2015 were $19.5 million, compared to $17.9 million for the first quarter 2014, an increase of 8.6%. Excluding the impact from changes in foreign exchange rates, international net sales increased 16.4%.

•	Gross profit for the first quarter 2015 totaled $20.0 million. As a percent of net sales, gross profit was 18.8% compared to 18.4% for the first quarter of 2014.

•
Selling, general and administrative expenses for the first quarter 2015 were $18.1 million, compared to $17.5 million in the first quarter of 2014. Selling, general and administrative expenses includes stock-based compensation expense of $1.2 million for the first quarter in 2015 and $1.1 million for the first quarter in 2014.

•
Earnings per diluted share for the first quarter of 2015 was $0.10 compared to $0.08 for the first quarter 2014.  Earnings per diluted share included stock-based compensation expense of $0.07 for the first quarter 2015 and $0.06 for the first quarter 2014.

•	At the end of the first quarter 2015, cash and cash equivalents totaled $39.7 million.

Financial Guidance
The following forward-looking statements reflect Blue Nile's expectations as of May 8, 2015. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.
Expectations for the second quarter of 2015 (Quarter Ending July 5, 2015):

•	Net sales are expected to be between $110 million and $113 million.

•	Earnings per diluted share are projected at $0.18 to $0.21.
Expectations for the fiscal year 2015 (Year Ending January 3, 2016):

•	Net sales are expected to be between $488 million and $505 million.

•	Earnings per diluted share are projected at $0.83 to $0.93.

Blue Nile reports fiscal results on a 52/53-week format. The Company's fiscal 2014 reporting period includes 53 weeks, with an additional week falling into the fourth quarter.

Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as "expect," "anticipate," "believe," "project," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to commodity prices, general economic conditions, consumer spending (particularly spending by high-end consumers), product assortment, our fluctuating operating results, currency fluctuations, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q and our Annual Report on Form 10-K for the year ended January 4, 2015. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended April 5, 2015, which we expect to file with the Securities and Exchange Commission on or before May 15, 2015. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
Blue Nile will host a conference call to discuss its first quarter financial results today at 5:30 a.m. PT/8:30 a.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding Blue Nile's financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measures
To supplement Blue Nile's consolidated financial statements presented in accordance with generally accepted accounting principles ("GAAP"), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal-use software and website development. Blue Nile reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the "constant exchange rate basis"). Blue Nile's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile's management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile's financial reporting and comparability with similar companies in Blue Nile's industry. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

A reconciliation of non-GAAP adjusted EBITDA to net income is as follows (in thousands):

	Quarter ended	Quarter ended
	April 5, 2015	March 30, 2014
Net income	$1,187	$1,079
Income tax expense	676	575
Other expense (income), net	47	(46)
Depreciation and amortization	904	922
Stock-based compensation	1,208	1,081
Non-GAAP adjusted EBITDA	$4,022	$3,611

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash (used in) provided by operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	April 5, 2015	March 30, 2014
Net cash used in operating activities	$(50,484)	$(43,809)
Purchases of fixed assets, including internal-use
software and website development	(799)	(628)
Non-GAAP free cash flow	$(51,283)	$(44,437)

	Twelve months ended	Twelve months ended
	April 5, 2015	March 30, 2014
Net cash provided by operating activities	$10,533	$24,035
Purchases of fixed assets, including internal-use
software and website development	(3,942)	(5,245)
Non-GAAP free cash flow	$6,591	$18,790

The following table reconciles year-over-year international net sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter ended April 5, 2015	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis
International net sales	8.6%	(7.8)%	16.4%
Quarter ended March 30, 2014	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis
International net sales	1.9%	(4.5)%	6.4%

About Blue Nile, Inc.
Blue Nile, Inc. is the original online jeweler. The company offers a smarter way to buy engagement rings, wedding rings, and fine jewelry by providing in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. Blue Nile has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com. Blue Nile's shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

Contact:

Blue Nile, Inc.
Nancy Shipp, 206.388.3626 (Investors)
nancys@bluenile.com
or
Josh Holland, 206.336.6773 (Media)
joshh@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	April 5, 2015	January 4, 2015	March 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$39,657	$91,186	$56,713
Trade accounts receivable, net	2,801	2,137	2,856
Other accounts receivable	1,206	1,571	255
Inventories	38,349	41,668	35,181
Deferred income taxes	988	1,123	711
Prepaid income taxes	196	—	627
Prepaids and other current assets	1,345	1,524	1,488
Total current assets	84,542	139,209	97,831
Property and equipment, net	10,319	10,422	9,945
Intangible assets, net	98	103	130
Deferred income taxes	3,237	3,064	5,526
Note receivable	2,000	2,000	2,000
Other investments	2,280	2,280	2,280
Other assets	232	256	241
Total assets	$102,708	$157,334	$117,953
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,763	$128,675	$81,876
Accrued liabilities	6,262	11,992	5,614
Current portion of long-term financing obligation	32	32	36
Current portion of deferred rent	295	292	281
Total current liabilities	84,352	140,991	87,807
Long-term financing obligation, less current portion	480	489	574
Deferred rent, less current portion	1,913	1,982	2,170
Other long-term liabilities	168	169	114
Commitments and contingencies
Stockholders’ equity:
Common stock	22	22	22
Additional paid-in capital	228,189	227,146	225,399
Accumulated other comprehensive loss	(374)	(236)	(32)
Retained earnings	104,676	103,489	94,837
Treasury stock	(316,718)	(316,718)	(292,938)
Total stockholders’ equity	15,795	13,703	27,288
Total liabilities and stockholders’ equity	$102,708	$157,334	$117,953

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Quarter ended
	April 5, 2015	March 30, 2014
Net sales	$106,447	$103,726
Cost of sales	86,474	84,601
Gross profit	19,973	19,125
Selling, general and administrative expenses	18,063	17,517
Operating income	1,910	1,608
Other (expense) income, net
Interest income, net	36	48
Other expense, net	(83)	(2)
Total other (expense) income, net	(47)	46
Income before income taxes	1,863	1,654
Income tax expense	676	575
Net income	$1,187	$1,079
Basic net income per share	$0.10	$0.08
Diluted net income per share	$0.10	$0.08

Shares used for computation (in thousands):
Basic	11,869	12,800
Diluted	11,923	12,913

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Quarter ended
	April 5, 2015	March 30, 2014
Operating activities:
Net income	$1,187	$1,079
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	904	922
Stock-based compensation	1,218	1,101
Deferred income taxes	(38)	271
Tax (deficiency) benefit from exercise of stock options	(36)	103
Excess tax benefit from exercise of stock options	—	(155)
Changes in assets and liabilities:
Receivables	(299)	415
Inventories	3,319	(651)
Prepaid federal income taxes	(196)	(380)
Prepaid expenses and other assets	203	(165)
Accounts payable	(50,949)	(41,155)
Accrued liabilities	(5,730)	(5,137)
Deferred rent and other	(67)	(57)
Net cash used in operating activities	(50,484)	(43,809)
Investing activities:
Purchases of property and equipment	(799)	(628)
Net cash used in investing activities	(799)	(628)
Financing activities:
Repurchase of common stock	—	(15,836)
Proceeds from stock option exercises	—	1,084
Taxes paid for net share settlement of equity awards	(168)	(176)
Excess tax benefit from exercise of stock options	—	155
Principal payments under long-term financing obligation	(9)	(15)
Net cash used in financing activities	(177)	(14,788)

Effect of exchange rate changes on cash and cash equivalents	(69)	(4)

Net decrease in cash and cash equivalents	(51,529)	(59,229)

Cash and cash equivalents, beginning of period	91,186	115,942
Cash and cash equivalents, end of period	$39,657	$56,713

	Quarter ended
	April 5, 2015	March 30, 2014
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$2,253	$582
Non-cash investing and financing activities:
Unsettled repurchases of common stock	$—	$692